Exhibit 7.04

                                LOCK-UP AGREEMENT

                                  June 19, 2006

First Avenue Networks, Inc.
7925 Jones Branch Drive, Suite 3300
McLean, Virginia 22102

FiberTower Corporation
185 Berry Street, Suite 4800
San Francisco, CA 94107


Ladies and Gentlemen:

         Reference is made to that certain Agreement and Plan of Merger, dated as of May 14, 2006 (the "Merger Agreement"), by and among First Avenue Networks, Inc., a Delaware corporation ("First Avenue"), Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of First Avenue ("Merger Sub"), and FiberTower Corporation, a Delaware corporation ("FiberTower"), which provides for, among other things, (i) the merger of Merger Sub with and into FiberTower, with FiberTower continuing as the surviving corporation (the "Merger") and (ii) the conversion of all issued and outstanding shares of capital stock of FiberTower into the right to receive shares of common stock, par value $0.001 per share, of First Avenue (the "First Avenue Common Shares") and cash payment in lieu of fractional shares. Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         The undersigned understands that the execution of this lock-up agreement (this "Lock-Up Agreement") is a condition to the closing of the transactions contemplated by the Merger Agreement (the "Closing"). The undersigned further understands that as a condition to the willingness of First Avenue and FiberTower to enter into the Merger Agreement, First Avenue and FiberTower have requested that the undersigned agree to be bound and the undersigned hereby agrees to be bound, effective as of the Effective Time, by the terms as follows:

                  1. Without prior written consent and waiver, the undersigned will not, during the period commencing on the date of the Closing (the "Closing Date") and ending on the earlier of (i) the first anniversary of the Closing Date and (ii) the closing of a debt or equity financing with proceeds to First Avenue of at least $100,000,000 and the expiration of the duration of any lock-up requested by the underwriters, placement agents or investors in such financing (the "Lock-Up Period"), for each three month period beginning on the Closing and on each of the three, six and nine month anniversaries of the Closing (each, a "Quarterly Period") (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, an aggregate number of First Avenue Common Shares or any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by the undersigned as a result of the Merger that exceed [___] times [to be determined based upon the respective fully diluted share holdings in First Avenue as of the Closing Date of the holders listed on Schedule 4.25 of the First Avenue Disclosure Letter dated as of the date of the Merger Agreement, so that each such holder is allocated its pro rata portion of 3 times the average weekly trading volume] the average weekly trading volume of First Avenue Common Shares for the four calendar weeks preceding the commencement of a Quarterly Period (the "Sale Volume Restriction"), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of First Avenue Common Shares held by the undersigned as a result of the Merger that exceed the Sale Volume Restriction, whether any such transaction described in clause
         (a) or (b) above is to be settled by delivery of First Avenue Common Shares or such other securities, in cash or otherwise.

                  2. The undersigned may transfer his/her/its First Avenue Common Shares during the Lock-Up Period (i) as a bona fide gift or gifts, (ii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned, or (iii) to an Affiliate of the undersigned; provided, in each case, that any such transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer. For purposes of this Lock-up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

                  3. Notwithstanding Paragraphs 1 and 2, without prior written consent and waiver, the undersigned may not transfer any First Avenue Common Shares during the Lock-Up Period on any day when the trading price of First Avenue Common Shares is less than $6.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares).

                  4. Notwithstanding Paragraphs 1 and 2, the Sale Volume Restriction shall not apply:

                           (i) to private sales of First Avenue Common Shares not effected through The Nasdaq National Market, any stock exchange or other securities market by the undersigned; provided, that, the private purchaser agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such private sale, with such restriction to the volume of sales by such private purchaser being equal to the Sale Volume Restriction multiplied by the percentage of the total First Avenue Common Shares held by the undersigned immediately prior to such sale that are sold by the undersigned to the private purchaser in the private sale, and the restriction to the volume of sales by the undersigned shall be reduced by such amount;

                           (ii) at any time during a trading day when the trading price of the First Avenue Common Shares exceeds $12.00 per share (as adjusted for any stock split, subdivision, reverse stock split, stock dividend or stock distribution, recapitalization, or reclassification of First Avenue Common Shares); provided, however, that in the event the trading price per First Avenue Common Share subsequently decreases below $12.00 (as so adjusted) per share, all shares sold above $12.00 per share (as so adjusted) in that Quarterly Period

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

                  shall be included in calculating the number of additional First Avenue Common Shares, if any, that may be sold pursuant to Paragraph 1 in such Quarterly Period; and

                           (iii) to 18.5% of the First Avenue Common Shares (calculated pursuant to Section 5 below) held by the undersigned as of the Closing Date sold in transactions made during the last 90 days prior to the first anniversary of the Closing Date.

                  5. For purposes of this Lock-Up Agreement, First Avenue Common Shares held by the undersigned as a result of the Merger shall consist of (i) all First Avenue Common Shares held by the undersigned and (ii) all shares of First Avenue Common Shares issuable upon conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for First Avenue Common Shares held by or issued to the undersigned immediately prior to the Effective Time with respect to which the undersigned has dispositive control.

                  6. The undersigned agrees and consents to the entry of stop-transfer instructions with First Avenue's transfer agent and registrar against the transfer of the undersigned's First Avenue Common Shares except in compliance with the foregoing restrictions.

                  7. First Avenue and FiberTower hereby agree that no consent or waiver shall be granted with respect to the transfer of any securities that are subject to any lock-up in connection with the Merger unless the undersigned is: (i) provided with reasonable notice of such consent or waiver, and (ii) entitled to transfer a corresponding percentage of First Avenue Common Shares held by the undersigned as a result of the Merger (or any securities issuable upon conversion, exercise or exchange of such securities) granted to the recipient of such waiver or consent.

                  8. Any notice or other communication required or permitted to be delivered under this Lock-Up Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other party):

                  If to First Avenue:

                           First Avenue Networks, Inc.
                           7925 Jones Branch Drive, Suite 3300
                           McLean, Virginia 22102
                           Facsimile:  (917) 591-4212
                           Attn:  Thomas A. Scott

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

                  If to FiberTower:

                           FiberTower Corporation
                           185 Berry Street, Suite 4800
                           San Francisco, California 94107
                           Facsimile:  (415) 659-0007
                           Attn:  Scott Brady

                  If to the undersigned:

                           At the address or facsimile number set forth below the undersigned's signature on the signature page hereof.

                  9. The parties hereto acknowledge that First Avenue and FiberTower will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the undersigned set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to First Avenue or FiberTower upon any such violation of this Lock-Up Agreement, First Avenue and FiberTower shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to First Avenue and FiberTower at law or in equity, and the undersigned hereby waives any and all defenses that could exist in his/her/its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

                  10. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Lock-Up Agreement or any transaction contemplated hereunder for a violation of this Lock-Up Agreement, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

                  11. This Lock-Up Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflict between this Lock-Up Agreement and the Merger Agreement, the terms of this Lock-Up Agreement shall control.

                  12. This Lock-Up Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

                  13. The provisions of this Lock-Up Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

                  14. This Lock-Up Agreement shall not be modified or amended, or any right waived or any obligations excused except by a written agreement signed by all parties.

                  15. If one or more provisions of this Lock-Up Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Lock-Up Agreement and the remainder of this Lock-Up Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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

                  16. This Lock-Up Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Lock-Up Agreement by facsimile shall be effective to the fullest extent permitted by applicable law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

         IN WITNESS WHEREOF, the undersigned executes this Lock-Up Agreement as of the date first above written.

                                  Very truly yours,

                                  ENTERASPEN LIMITED

                                  By:  Aspen Advisors LLC, its attorney-in-fact

                                  By:  /s/ NIKOS HECHT
                                       -------------------------------------
                                       Name:    Nikos Hecht
                                       Title:   Managing Member

                                       Address: 152 West 57th Street, 46th floor
                                                New York, NY 10019

                                       Facsimile: 212-698-8040



ACKNOWLEDGED AND AGREED TO BY:
-----------------------------

FIRST AVENUE NETWORKS, INC.


By: /s/ THOMAS A. SCOTT
    ----------------------------------
    Name:   Thomas A. Scott
    Title:  Chief Financial Officer


FIBERTOWER CORPORATION


By: /s/ SCOTT BRADY
    ----------------------------------
    Name:   Scott Brady
    Title:  Chief Executive Officer


                      [SIGNATURE PAGE TO LOCK-UP AGREEMENT]

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